Exhibit 99.2

MRV Q1 2004 CONFERENCE CALL SCRIPT

Diana Hayden, Director of Corporate Communications, MRV Communications, Inc.:

Thank you Carlo. Good afternoon, everyone, and thank you for joining us today. We have changed our format time for our quarterly teleconference from 5:00 p.m. Eastern to 4:30 p.m. Eastern. We will host future teleconferences at 4:30 p.m. Eastern for the convenience of listeners on the East Coast.

With me today is Noam Lotan, our president and CEO, and Shay Gonen, our CFO.

If you haven’t yet seen the press release, it can be retrieved at www.mrv.com or off of First Call or PR NewsWire. In addition, this conference call is being web cast on our company web page and will be available for replay. We will provide replay information at the end of today’s call.

Today, Noam will provide an introduction and Shay will review in detail the financial results for the first quarter ended March 31, 2004. Following Shay’s comments, Noam will discuss MRV’s first quarter highlights and provide an executive summary.

A financial highlight and overview will be available in conjunction with this first quarter 2004 Teleconference and webcast. It can be downloaded at http://www.mrv.com/investor/quarterly_center.php

Before we begin with the call, let me take a few minutes to remind you: This press release, teleconference and presentation contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward-looking statements include statements relating to the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this presentation and teleconference are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward- looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications, Inc. assumes no obligation to update the forward-looking statements contained in this press release.

And any information contained herein should be read in conjunction with the April 22, 2004 Q1 financial results press release with accompanying financial tables.

Noam Lotan, president and CEO, MRV Communications, Inc.:

Thank you, Diana. Good afternoon and welcome to our Q1 call.

Q1 was another solid quarter of improving results. Even with the seasonal decline in Europe, revenues increased 17% year-over-year and were nearly $60 million. This was well within our guided range of: $57 to $61 million. Next quarter, we also anticipate revenues to be up, both year-over-year and sequentially.

Year-over-year Revenues for the networking group increased by nearly 20%, while revenue for the optical components group, increased by 4%. Revenues from the Americas increased 13% year-over-year and Europe was up 17%.

Gross margins improved, due to a more favorable product mix. In the previous quarter (Q4), operating expenses were down and our operating loss was cut in half as compared to the prior quarter. In Q1, profitability improved only slightly. However, this was accomplished with revenues that were lower by almost $10 million (or 14%) for the prior quarter. I’d say - we did pretty well.

Our outlook for the second quarter continues to be positive. We have started the quarter well. Accordingly, we anticipate Q2 revenue to be in the $64 to $68 million-range, which in the average, translates to a year-over-year revenue increase of 7% and a sequential increase of about 10%.

With respect to the bottom line, we believe we can continue and deliver further improvements in future quarters.

We are proud of what our people were able to accomplish. As we transform the company to a more effective organization, especially more aggressive at winning deals, we certainly see further growth opportunities ahead.

With that, let me now turn the call to our Chief Financial Officer, Shay Gonen, for more details on our financial results.

Shay Gonen, CFO, MRV Communications, Inc.:

Thank you Noam.

Let me start with a brief review of our highlighted results, slide number 6 please.

Our revenues, which were within our guidance, were $59.6 million in Q1 of 2004 compared to $51.1 million in Q1 of 2003, an increase of 17% year over year. Revenues declined sequentially by 14% or $9.5 million due to a seasonal decline in our system integration activity in Europe.

We expect our revenues for Q2 of ‘04 to be in the $64 to $68 million range reflecting an average sequential 10% growth and 7% year over year.

Our net loss remained constant at 5 cents although there was a slight improvement in absolute dollars. Our net loss was $4.8 million for Q1 of ‘04 compared to $4.9 million for Q4 of ‘03. However, this was accomplished with revenues that were $9.5 million lower.

Now I would like to breakdown our revenues by Business Segment, Geographical Region and Product line.

Let us start with our revenues by business segment. Slide number 7, please.

We present Segment reporting information according to the following segments: - Networking Group; - Optical Components Group; and - Development Stage Enterprise Group.

Accordingly, our revenues by business segment for Q1 and Q4 were as follows: - For the Networking Group, revenues decreased sequentially by 15% to $49.9 million in Q1 compared to $58.4 million in Q4. This decrease is due to a typically seasonally slower Q1 specifically in our system integration business in Europe. However, year over year revenues for our Networking Group grew from $41.8 million to $49.9 million or nearly 20% partly thanks to currency exchange rate. - Revenues for the Optical Components Group decreased sequentially by 8% to $10.3 million in Q1 compared to $11.2 million in Q4. Year over year our optical component group revenues increased by 4% and we are encouraged with this positive trend. - Our inter-segment revenues from the Optical Components group to the Networking group were $550,000 in Q1 compared to $469,000 in Q4, these revenues are eliminated in our consolidated revenues. — There were no revenues generated by our Development Stage Enterprise Group.

Please turn to slide number 8. With respect to geographical breakdown we provide revenues data by the following regions - the Americas, Europe, Asia Pacific, and Other Regions, which includes the Middle East & Africa.

The geographical breakdown as a percentage of revenues for Q1 and Q4 were as follows:    Q1 revenues in the Americas were 24% in Q1 compared to 22% in Q4. _ Q1 revenues in Europe were 70% compared to 72% in Q4; In absolute dollars, revenues in Europe decreased by $7.8 million or 16%. This seasonal decrease is typical for our European business in the first quarter of the year.    Q1 revenues in Asia Pacific remained at 6%.    Q1 revenues in Other Regions remained at 1% or less.

For product line analysis please turn to slide number 9. As I previously mentioned, revenues were $59.6 million, of which 92% consisted of product revenues while 8% were service related revenues.

Product line revenue as a percentage of revenues for Q1 versus Q4 were as follows: _ Optical Active Components were 19% in Q1, compared to 18% in Q4. _ Optical Passive Components were 7% in Q1, compared to 6% in Q4. _ Network Physical Infrastructure products were 23% in Q1, compared to 18% in Q4, an increase of 7% in absolute dollars. _ Switches and routers were 21% in Q1, compared to 26% in Q4, a decrease of 29% in absolute dollars, mainly due to a seasonal decline in our system integration activity in Europe. _ Remote Device Management Products were 9% in Q1, compared to 7% in Q4, a sequential increase of 21% in absolute dollars.

Of Service and other revenues    Service related revenues were 8% of revenues in Q1 compared to 10% in Q4. _ In Other Network Products revenues we include communication networks for aerospace, defense and other applications including cellular communication. These revenues were 13% in Q1 compared to 14% of revenues in Q4, representing sequential decrease of 21% in absolute dollars.

Revenues generated from the sale of third-party products through our system integration and distribution offices were 46% of our total reported revenues in Q1 compared to 47% in Q4.

Looking at our consolidated P&L, the following items are worthy of note. Slide number 10 please.

Net Loss As I already mentioned, our net loss in Q1 was $4.8 million compared to $4.9 million in Q4. This slight reduction was accomplished with revenues that were substantially lower due to our seasonal decline in Europe.

Please note that in Q1 and also in Q4 our deferred stock expense has been reduced to an insignificant level.

Gross Profit Our gross margin improved and was 34% of revenues compared to 31% in the previous quarter, resulting mainly from more favorable product mix. In absolute dollars, our gross profit for Q1 decreased by $817,000 to $20.4 million.

Product Development and Engineering Our product development and engineering expense in Q1 decreased by $920,000 or 13% to $6.3 million and remained constant at 11% of our revenues.

Selling, General and Administration Our SG&A expense increased by $706,000 to $18.2 million or by 4%. This increase is due to investment in direct sales and marketing activities.

Operating expenses and Operating Loss Our total operating expenses in Q1 were slightly lower that Q4. Operating loss for Q1 was $4.1 million compared to $3.5 million in Q4 of last year. This increase in our operating loss is attributed to the decrease in gross profit.

Other Income (Expense) Net Other Income (Expense), net for Q1 remained constant at less than 1% of revenues and was $212,000 compared to $450,000 for Q4. Q1 other expenses consisted mainly of interest expense on our convertible notes issued in 2003.

Looking at our consolidated balance sheet, the following items are worthy of note. Please turn to slide number 11.

Overall Debt Our short-term and long-term obligations, including our convertible notes, the sum of the last two items on the bottom of the slide, as of March 31, 2004 decreased by $378,000 to $25.7 million.

Our cash to debt ratio as of year-end was 3.4 to 1.0 compared to 3.7 to 1.0 at the end of Q4. The ratio at the end of Q3 2003 stood at 3.4 as well.

Cash As of March 31, 2004 our consolidated cash, cash equivalents, short-term and long-term marketable securities and time deposits were $88.4 million, compared to $97.0 million for the previous quarter.

The decrease in cash in Q1 was $8.7 million compared to an increase in cash in Q4 of $9.4 million. We used our cash to increase our inventories to meet specific backlog commitments for Q2 and also to finance our losses. Over the past 12 months our net reduction in our consolidated cash position was $15.7 million or approximately an average of $4.0 million per quarter.

Accounts Receivable In Q1, Accounts Receivable decreased to $50.8 million compared to $53.5 million in Q4, a decrease of $2.6 million or approximately 5%. This decrease, in absolute dollars, is attributed to the decrease in our revenues. DSOs in Q1 were 78 days compared to 70 days in Q4.

Inventories In Q1, Inventories increased by $5.3 million to $41.1 million in preparation for scheduled shipments of system integration projects in Europe that are expected to materialize in Q2. Consequentially, days in inventory for Q1 were 96 days compared to 68 days in Q4.

Accounts payable Accounts payable in Q1 decreased to $44.4 million compared to $46.8 million in Q4, representing a decrease of $2.4 million or approximately 5%.

As for the Outlook, Noam mentioned that our outlook is good for the second quarter. We expect our revenues for Q2 to be in the $64 to $68 million range reflecting an average sequential 10% growth and 7% year over year. We also expect our bottom line to continue the improvement trend.

With that I would like to turn the call back to Noam Lotan, our President and CEO. Noam please-

Noam Lotan, president and CEO, MRV Communications, Inc.:

Thank you, Shay.

A few minutes ago, I mentioned that we are in the process of transforming the company to a more effective organization, ultimately more productive at acquiring and retaining new customers. Over the past two years we unified and repositioned MRV. We now focus on Ethernet Access & Aggregation, Optical Transport, and remote management and control of data centers for both carriers and the enterprise. This move, along with aggressive steps to make the company more efficient, has paid off for our customers and our shareholders.

Going forward, the management of MRV is enthusiastic about our prospects for continued growth. Here’s why:

We have a fifteen-year history of innovation in network equipment and optical components. We have a global presence - with development centers, and manufacturing sites in multiple locations on three continents, to ensure business continuity.

We continue to witness a more favorable climate as both enterprise customers and service providers invest in capacity, disaster-recovery, network-security and broadband infrastructure.

MRV is at the leading edge of implementing the new IEEE 802.3AH standard for Ethernet service delivery in the First Mile (EFM), and MPLS/VPLS solutions for metro aggregation. For the access layer, we provide single service, multi service and advanced service demarcation systems. In network aggregation, we provide the OSM series of carrier class routers. The OSM series implements VPLS according to the latest IETF drafts for delivering VPN (Virtual Private Networks) over providers’ MPLS networks. As standards continue to mature, users and providers will direct more infrastructure investments towards Ethernet services, clearly our area of expertise.

MRV has a deep understanding of carrier’s needs. We have consistently met the carriers’ quality and uptime requirements. For example, we have successfully implemented some of the largest metro Ethernet networks to date, with hundreds of thousand of broadband users connected to our switch / router platform. Through LuminentOIC, we also supplied FTTP (Fiber-to-the-Premises) modules for well over 1 million users, in the United States and in Japan.

We have over 20 years of experience in remote device management - and we have shipped more remote management ports for more applications than most vendors in this field.

In Optical Transport solutions, we are the only one or one of the only vendors that can deliver DWDM and CWDM solutions in the same hardware platform. We have also recently proven interoperability with leading networking and storage vendors.

Key partners and top network equipment manufacturers have incorporated MRV products into their solutions and rely on MRV as part of their road map. At the same time, we are mindful of the risks, including competition, and execution risks. Given our focus on Ethernet Access & Aggregation, Optical Transport, and remote management and control, we understand the need to better articulate and communicate our positioning.

Status Update

Let’s review some of our recent accomplishments. As stated in prior calls, MRV is focused on three core initiatives. These initiatives are - sales channel development, federal government business and the development of the MRV brand. With respect to our commitment to the channel, we have successfully transitioned nearly 100% of our revenue to channel partners - distributors, resellers, integrators and OEMs. The next step in the program is to intensify the ongoing engagement of the channel. This includes lead generation, business development, certification, training and support.

Our targeting of Federal business is producing significant results. Based on Q1 performance, we are on a trajectory of over 50% year-over-year growth. Our investment in the federal initiative is clearly paying off, and we believe that many new opportunities will open up in the future. We have also maintained a high level of activity in our branding initiative. During the quarter MRV participated in 9 trade shows domestically and internationally. LuminentOIC appeared at OFC, which is a major annual event for the optical components industry. In addition, we held sales conferences for MRV Americas, MRV Europe. We also held our first Asia - Pacific partners’ event, which was widely attended. We continue to invest in advertising in leading publications both online and in print.

New market opportunities

During the quarter, LuminentOIC introduced the first DWDM SFP transceiver, and MRV introduced an advanced Multi-rate WDM transponder. Both products won Editor’s Choice awards with Lightwave magazine. We have also recently announced the successful completion of interoperability testing of our LambdaDriver® WDM system with IBM’s “TotalStorage Solution” servers and our 144 port 4 Gb Media Cross Connect for storage, bandwidth-on-demand and “wire once” network applications.

With CWDM / DWDM Optical Transport solutions and our Media Cross Connect, we have begun to address a new market for MRV: Storage Area Networks. Storage networks are by far the largest consumers of bandwidth. Earlier this month MRV exhibited at the Storage Networking World conference in Phoenix. We obtained IBM TotalStorage Proven certification. We are also validating interoperability with other leading storage vendors.

Our remote device management products (also known as terminal servers / console managers) are gaining market acceptance with carrier applications, as well large enterprise data centers. These devices help network managers monitor status and control key parameters in servers and other network equipment. They also monitor the environment in which these servers operate to provide regular status and alarms on thresholds of power, temperature and humidity. Every network, whether it belongs to a service provider to an enterprise, or to a storage user, needs secure remote management.

Security is quickly becoming a top requirement for remote management. MRV has strengthened its position with the most secure console servers in the market. Our servers support multiple security, authentication and encryption standards for truly secure remote access.

As Shay mentioned, in Q1 our remote device management line grew 21% sequentially. Year-over-year, it grew an impressive 50%. Recognizing the potential for growth, we are investing in additional resources, especially engineering resources, to further enhance our competitive position.

With respect to our carrier business, MRV continues to enjoy success and expand our penetration of the market. A number of factors, mainly related to our technical innovation, are fueling this trend. During the quarter, our Fiber Driver family of optical transport solutions was certified to comply with the NEBS Telco standard. Our leadership in Ethernet in the First Mile (EFM) contributed to early adoption of our products by international carriers. Compliance to the NEBS standard will help parlay this success into the US carrier market. After initial success in international markets, our carrier class LambdaDriver® CWDM / DWDM platform has started to gain visibility in the North American Carrier market, which is very encouraging. New carrier oriented product announcements and demonstrations are planned for the upcoming Supercomm show in June.

LuminentOIC, our wholly owned subsidiary, continues to exhibit technical leadership in the field of FTTP and Metro transceivers. As ILECs’ revenue from telephony is rapidly eroding, they recognize that their future is in broadband services. FTTP is the ultimate broadband solution. It has the potential to offer a totally new customer experience, including the delivery of new applications such as high definition video over IP. LuminentOIC has been supplying optical transmission components for Fiber-to-the- Curb and Fiber-to-the-Home for over 10 years. We continue to be the innovation leader with multiple design wins and aggressive pricing. However, we set the bar higher and do not take our success for granted.

As I said earlier, during the quarter, LuminentOIC announced an industry first: DWDM transmission in Small-Form Pluggable (SFP) transceivers. The SFP form factor is commonly used for fiber optic transmission, including CWDM, but never before for DWDM. LuminentOIC is the first to make DWDM work in an SFP form factor and we were the first to sample it. We believe that today we are the only one shipping such product. We anticipate competitors to offer similar products within a few months. Having the early mover advantage, we aim to remain number one.

MRV COMMUNICATIONS
Host: Anne Marie Frisch
April 22, 2004/4:30 p.m. EDT

MRV COMMUNICATIONS

April 22, 2004
4:30 p.m. EDT

(Poor audio made transcription difficult in parts of this call.)

With that, let me turn back the call to the operator for Q&A.

Moderator	We have a question from Greg Waters with Investors Asset Management.

G. Waters	Good afternoon. My question centers around the business with IBM and Sun Micro, and I guess now, some other vendors as well that you’re speaking with. Those are OEM arrangements, is that correct?

N. Lotan	They are OEM, but we are shipping under our own MRV brand name. We’ve incorporated into their solution.

G. Waters	Can you help quantify what the market potential is for the products through those arrangements?

N. Lotan	It’s hard for me quantify because we are involved with multiple projects with these vendors and having a foot in the door, obviously is an opportunity for us to increase it and we have to work and continue to work within those vendors to help them grow the business that we’re involved with them. That seems to be exactly what we’re doing.

We advertise in their own internal publications. We make contact with their various branch offices and we are constantly trying to be in their face suggesting new applications in new areas where we can help. To quantify it Greg, I think it’s a little premature at this point.

G. Waters	Can I narrow the focus a little bit? Then for remote management, for that particular product, for the LX series, can you somehow give us an idea of how it fits in with IBM and Sun Micros products? Exactly which servers is it sold with so we can keep an eye on the direction of sales in that product?

N. Lotan	In general, we are involved with the blade centers and with cluster of IBM servers. Our LX and our In Reach product line provide secure remote management for large data centers. This is a product that we also provide to enterprise customers directly or through those kinds of partnerships.

G. Waters	I guess I can step away from that one then. It sounds like things are, or not just sounds like, it looks like from the numbers that things are improving a little bit in the U.S. and obviously you’re looking forward to a good quarter because it looks like you’ve set aside some inventory for Europe for Q2. How is the U.S. shaping up? Is it looking as strong as Europe?

N. Lotan	The U.S. is actually very promising at this point. We have continuously invested in sales and marketing. We have increased our headcount. We are still continuing to attract good people to the field. We have very good traction with customers. I mentioned the storage market, for example, just to take one opportunity.

We see a lot of potential there. it’s really we’re making the first baby steps in this market. We have products that are ideal for the storage application and storage obviously is a very strong industry that up until now we were sitting on the sidelines. So now we are addressing it head on with the new relationships, with new partnerships, with qualifications and even with dedicated channels.

I can go on and talk about other aspects in carriers markets, for example. We have a clear engagement of the opportunities to expand. We gave one example with the project that we’ve done with the ... supernet project for Bell Canada and such. We are actually quite positive about our North American, in fact, our South American business as well.

We’ve also hired two key salespeople for Latin and South America and we are looking at additional people.

MRV COMMUNICATIONS
Host: Anne Marie Frisch
April 22, 2004/4:30 p.m. EDT

G. Waters	Very encouraging to see the increase in sales people in advertising. That speaks volumes. One last thing on the government sales, on government sales, what type of products are you currently selling to government?

N. Lotan	As a matter of fact, Greg, we’re selling practically all of our product lines with the exception, I would say at this point, of switches and routers. So the other product lines, like the remote management, the Ethernet access, as well as the free space optics, those product lines are actually currently in multiple sales opportunities.

Like I mentioned on my opening remarks, this business segment, this market segment has a lot to offer and MRV has a great potential there.

G. Waters	Thank you very much.

Moderator	Our next question is from Bill Musser.

B. Musser	As you look out over the next year or 12 months, which one of the product lines do you think will be the fastest growing and what’s going to be the slowest growing part of the business?

N. Lotan	I think the fastest growing product line would probably be our Ethernet access and aggregation. There is no question that the trend with the carriers is to provide additional services initially to business customers and then through the ... effort in fiber to the home, fiber to the curb. We will see, also, deployment of residential customers.

Initially, I think in the next few months we will see more and more optical transport as well as Ethernet access and aggregation. Also, less pronounced would probably be the growth of our free space optics.

B. Musser	That will be the slowest part of the business?

N. Lotan	I would imagine so. I think that market is still slow to take off and we just have to hang in there and continue to stay in this business, develop new products, but for example, in the military, we see a lot of applications for free space optics, but they do take time to materialize.

B. Musser	Did you update us on the [inaudible]?

N. Lotan	Yes. Like we said, in the previous quarter, we’ve already made substantial reduction to the burn rate and we have continued that trend in this quarter. We are now at a burn rate of approximately $600,000 per quarter, which is substantially lower. It used to be three times that level three quarters ago.

We do have, this is probably the sustainable level. We have a tremendous team there. They are working on next generation products and we are extremely excited about what we hope to accomplish there. Obviously I cannot discuss it at this moment, but we anticipate that there will be product introductions probably a year from now, maybe three quarters from now.

B. Musser	Thank you.

MRV COMMUNICATIONS
Host: Anne Marie Frisch
April 22, 2004/4:30 p.m. EDT

Moderator	Sir, we have no further questions at this time.

N. Lotan	Thank you very much, operator. I want to thank you all for being on the call today. As you can tell, we are proud of our results, but also aware of execution challenges and a competitive threat. Our trend line is going to steadily improve in operating performance and we want to keep it that way.

I’d like to thank you again for being on the call and we look forward to your participation again next quarter.

D. Hayden	Thank you again for being on this afternoon’s conference call. A transcript of Mr. Lotan and Mr. Gonen’s teleconference discussion will be available on MRV’s Web site at www.mrv.com/investor/quarterly_.php beginning at 6:30 p.m. Eastern, 3:30 p.m. Pacific time today.

For those who wish to listen to the replay of the conference call, an archived version of the Web cast will be available shortly following the conclusion of this call on the investor relation’s section of MRV’s Web site. In addition, a replay will be available by phone from 8:00 Eastern today through 8:00 Eastern, April 24th at 617-801-6888, access code is 7311223. Thank you again.

Moderator	Ladies and gentlemen, we thank you for your participation in today’s conference. This concludes the presentation and you may now disconnect. Good day.

Closing remarks: Thank you for being on the call today. As you can tell, we are proud of our results, but also aware of execution challenges and competitive threats.

Our trend line points to steadily improving operating performance. We want to keep it that way.

Thanks for being on the call. We look forward to your participation again next quarter. Diana

Diana Hayden, Director of Corporate Communications, MRV Communications, Inc.:

We would like to thank you for participating on this afternoon’s conference call.

A transcript of Mr. Lotan and Mr. Gonen’s Teleconference discussion will be available on MRV’s website at http://www.mrv.com/investor/quarterly_center.php, beginning at 6:30 p.m. Eastern Time/3:30 p.m. Pacific Time on Thursday, April 22, 2004.

For those of you who wish to listen to the replay of the conference call, an archive version of the web cast will be available shortly following the conclusion of this call in the Investor Relations section of MRV’s website at: http://www.mrv.com/investor/quarterly_center.php .

In addition, a replay will be available by phone from 6:30 pm Eastern Time, today to 8:30 pm Eastern Time, April 24, 2004 at 617-801-6888, access code 87311223.

Thank you again.

1st Quarter 2004 Financial Results
Teleconference
April 22, 2004

Connectivity Unlimited TM

20415 Nordhoff Street
Chatsworth, CA 91311
818-886- 6782

1st Quarter 2004 Financial Results
Teleconference
Introduction

Diana Hayden
Director, Corporate Communications

Slide No. 2	Connectivity Unlimited TM

Q1 2004 Financial Review
Forward-Looking Statement Disclosure

This press release, teleconference and presentation contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by that section. These forward- looking statements include statements by Mr. Lotan and Mr. Gonen relating to the competitive environment in 2004 and the Company’s expectations of future success in achieving its objectives. Any forward-looking statements in this press release/teleconference/presentation are subject to a number of risks and uncertainties, including the strength of the overall economy and the high technology market in particular, competition, product development efforts, and acceptance of MRV Communications’ current and future products. Actual results could differ materially from those projected in our forward- looking statements. Investors should review the risk factors described in more detail in our most recent SEC reports available free of charge from MRV Communications at www.mrv.com or from the SEC at www.sec.gov. MRV Communications, Inc. assumes no obligation to update the forward-looking statements contained in this press release/teleconference/presentation.

Any information contained herein should be read in conjunction with the April 22, 2004 Q1 financial results press release with accompanying financial tables.

Slide No. 3	Connectivity Unlimited TM

1st Quarter 2004 Financial Results
Teleconference
Opening Remarks

Noam Lotan
President and Chief Executive Officer

Slide No. 4	Connectivity Unlimited TM

1st Quarter 2004 Financial Results
Teleconference
Financial Review

Shay Gonen
Chief Financial Officer

Slide No. 5	Connectivity Unlimited TM

Q1 2004 Financial Review
Quarterly Results Highlights

Quarterly Results Highlights

			Q1 Vs. Q4
($ thousands)	Q1-2004	Q4-2003	US$	%
Revenues	59,614	69,091	(9,477)	(14%)
Operating Income (Loss)	(4,063)	(3,460)	(603)	17%
Net Income (Loss)	(4,777)	(4,917)	140	(3%)
EPS	($0.05)	($0.05)	$0.00	0%
Cash Position (1)	88,391	97,043	(8,652)	(9%)
Cash to Debt (2) Ratio	3.44	3.72		(8%)

(1) Includes — Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes — Short-term obligations, long-term debt including current portion and convertible notes

Slide No. 6	Connectivity Unlimited TM

Q1 2004 Financial Review
Revenue Analysis by Business Segment

			Q1 Vs. Q4
($ thousands)	Q1-2004	Q4-2003	US$	%
Networking Group	49,855	58,371	(8,516)	(15%)
Optical Components Group	10,309	11,189	(880)	(8%)
Development Stage Group	—	—	—	0%
Inter-Segment Revenues	(550)	(469)	(81)	17%

Total Revenues	59,614	69,091	(9,477)	(14%)

Slide No. 7	Connectivity Unlimited TM

Q1 2004 Financial Review
Revenue Analysis by Geographical Region

	Q1-2004		Q4-2003		Q1 Vs. Q4
($ thousands)	US$	%	US$	%	US$	%
Americas	14,161	24%	14,936	22%	(775)	(5%)
Europe	41,665	70%	49,446	72%	(7,781)	(16%)
Asia Pacific	3,566	6%	4,327	6%	(761)	(18%)
Other Regions	222	0%	382	1%	(160)	(42%)

Total Revenues	59,614		69,091		(9,477)	(14%)

Slide No. 8	Connectivity Unlimited TM

Q1 2004 Financial Review
Revenue Analysis by Product Line

	Q1-2004		Q4-2003		Q1 Vs. Q4
($ thousands)	US$	%	US$	%	US$	%
Optical Passive Components	3,955	7%	4,358	6%	(403)	(9%)
Optical Active Components	11,180	19%	12,694	18%	(1,514)	(12%)
Switches & Routers	12,746	21%	17,947	26%	(5,201)	(29%)
Remote Device Management Products	5,459	9%	4,523	7%	936	21%
Network Physical Infrastructure Equipment	13,537	23%	12,699	18%	838	7%
Services	4,940	8%	6,972	10%	(2,032)	(29%)
Other Networking Products	7,797	13%	9,898	14%	(2,101)	(21%)

Total Revenues	59,614		69,091		(9,477)	(14%)

Slide No. 9	Connectivity Unlimited TM

Q1 2004 Financial Review
Quarterly Results Highlights – Operations

			Q1 Vs. Q4
($ thousands)	Q1-2004	Q4-2003	US$	%
Revenues	59,614	69,091	(9,477)	(14%)
Gross Profit	20,425	21,242	(817)	(4%)
Gross Margin %	34%	31%		11%
R&D Expenses	6,338	7,258	(920)	(13%)
SG&A Expenses	18,150	17,444	706	4%
Operating Expenses	24,488	24,702	(214)	(1%)
Operating Income (Loss)	(4,063)	(3,460)	(603)	17%
Net Income (Loss)	(4,777)	(4,917)	140	(3%)
EPS	($0.05)	($0.05)	—	0%
Weighted average number of shares:
Basic and diluted	105,504	104,747		1%

Slide No. 10	Connectivity Unlimited TM

Q1 2004 Financial Review
Quarterly Results Highlights – Financial Position

			Q1 Vs. Q4
($ thousands)	Q1-2004	Q4-2003	US$	%
Assets
Cash Position (1)	88,391	97,043	(8,652)	(9%)
Cash to Debt (2) Ratio	3.44	3.72		(8%)
Accounts Receivable, net	50,837	53,464	(2,627)	(5%)
Days receivables (days)	78	70	8	11%
Inventories	41,140	35,799	5,341	15%
Days inventory (days)	96	68	28	41%
Liabilities
Accounts Payable	44,401	46,811	(2,410)	(5%)
Short-Term Obligations (3)	2,549	2,905	(356)	(12%)
Long-Term Debt	23,178	23,200	(22)	(0%)

(1) Includes — Cash and cash equivalents, short and long-term marketable securities and time deposits

(2) Includes — Short-term obligations, long-term debt including current portion and convertible notes

(3) Includes — Current portion of long-term debt

Slide No. 11	Connectivity Unlimited TM

1st Quarter 2004 Financial Results
Teleconference
Executive Review

Noam Lotan
President and Chief Executive Officer

Slide No. 12	Connectivity Unlimited TM

1st Quarter 2004 Financial Results
Teleconference
Q&A Session

Slide No. 13	Connectivity Unlimited TM